Exhibit 10.7
THIRD AMENDMENT TO LONG-TERM INCENTIVE PROGRAM

WHEREAS, on December 10, 2007, the Committee adopted a Long-Term Incentive Program (the “Long-Term Incentive Program”) under the Company’s 2007 Employees Stock Incentive Plan; and
WHEREAS, the Committee desires to amend the Long-Term Incentive Program to adjust the Elective Restricted Stock Award levels as set forth below; and
WHEREAS, terms capitalized in these resolutions but not defined shall have the same meanings attributed to such terms in the Long-Term Incentive Program.
RESOLVED, that the first sentence of Section 6.1 of the Long-Term Incentive Program be deleted and replaced with the following sentence, effective as of July 31, 2012:
“The percentage of Base Salary that a Participant may elect to be reduced and applied to Acquisition Shares must be a minimum of 3% and may be increased by increments of 1% to a maximum of 50% of Base Salary.”
RESOLVED, that the authorized officers of the Company are hereby authorized and directed to take all such further action, and to execute, deliver and file all such further documents and make such public disclosures as in their judgment shall be necessary, proper and advisable to fully carry out the intent and accomplish the purposes of the foregoing resolutions.